Exhibit 3(i)

Certificate of Amendment to Articles of Incorporation

of

PSI Corporation

IT IS HEREBY CERTIFIED THAT:

FIRST:

The name of the corporation is PSI Corporation (hereinafter called the “Corporation”).

SECOND:

The First Article shall be amended to read as follows:

“First.

The name of the corporation is Coupon Express, Inc.”

The Fourth Article shall be amended to read as follows:

“Fourth.

The aggregate number of shares that the corporation shall have the authority to

Issue shall be Eight Hundred Million (800,000,000) shares of common stock,

par value $0.001 per share, and Five Million (5,000,000) shares of preferred stock, par value $0.001 per share.”

THIRD:

The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

FOURTH:

The Corporation is a corporation that has issued stock.

FIFTH:

The foregoing amendment of the Certificate of Incorporation has been duly approved by the written consent of stockholders representing a majority of the voting power, in accordance with the provisions of Sections

78.385 and 78,390 of the Nevada Revised Statutes.

SIXTH:

The effective date of filing is October 3, 2011.

In Witness Whereof, the Corporation has caused this Certificate of Amendment to the Articles of Incorporation to be signed by its duly authorized officer this 3rd day of October, 2011.

/s/  Eric L. Kash

Eric L. Kash

Chief Executive Officer and Director

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